Exhibit 99.1
Planet Fitness, Inc. Announces Second Quarter 2022 Results
System-wide same store sales increased 13.6%
Ends second quarter with total membership of more than 16.5 million
More than 3.3 million High School Summer Pass participants through end of July

Hampton, NH, August 9, 2022 - Today, Planet Fitness, Inc. (NYSE:PLNT) reported financial results for its second quarter ended June 30, 2022.
“Our high-quality, affordable fitness experience resonates now more than ever as Americans are seeking value and feeling the rising costs of everyday items such as food and gas. We believe that people will continue to prioritize their health and wellness while being more cost-conscious, and we offer a welcoming environment for people of all fitness levels. During the second quarter, our join trend returned to pre-pandemic seasonality with the addition of approximately 300,000 net new members, ending the quarter with more than 16.5 million,” said Chris Rondeau, Chief Executive Officer. “We now have more than 3.3 million teens enrolled in our High School Summer Pass, a program that offers teens a chance to work out for free at our gyms over the summer – an extremely important initiative given the ongoing and alarming teen mental health crisis. This is more than three times the number of participants than when we last ran the program in 2019. Nearly 15 percent of all high school-aged teens in the U.S. are either enrolled in the program or are a paying member at Planet Fitness. We’re proud to be helping them establish healthy habits that they can build upon into the future.”
Second Quarter Fiscal 2022 results
•Total revenue increased from the prior year period by 63.5% to $224.4 million.
•System-wide same store sales increased 13.6%.
•System-wide sales increased $151 million to $1,019 million, from $868 million in the prior year period.
•Net income attributable to Planet Fitness, Inc. was $22.3 million, or $0.26 per diluted share, compared to $14.0 million, or $0.17 per diluted share, in the prior year period.
•Net income increased $10.1 million to $25.1 million, compared to $15.0 million in the prior year period.
•Adjusted net income(1) increased $16.3 million to $34.5 million, or $0.38 per diluted share, compared to $18.2 million, or $0.21 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased $34.3 million to $89.9 million from $55.6 million in the prior year period.
•34 new Planet Fitness stores were opened during the period, bringing system-wide total stores to 2,324 as of June 30, 2022.
•Repurchased and retired approximately 697,000 shares of Class A common stock using $44.3 million of cash on hand.
•Repaid in full its $75 million of borrowings under our Variable Funding Notes using cash on hand.
•Cash of $446.3 million, which includes cash and cash equivalents of $383.5 million and restricted cash of $62.8 million.
(1) Adjusted net income and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted EBITDA and Adjusted net income to U.S. GAAP (“GAAP”) net income see “Non-GAAP Financial Measures” accompanying this press release.
Operating Results for the Second Quarter Ended June 30, 2022
For the second quarter 2022, total revenue increased $87.2 million or 63.5% to $224.4 million from $137.3 million in the prior year period, which included system-wide same store sales growth of 13.6%. By segment:
•Franchise segment revenue increased $9.7 million or 13.3% to $82.5 million from $72.8 million in the prior year period. The increase in franchise segment revenue for the second quarter of 2022 was primarily due to a $6.2 million increase in franchise royalty revenue, a $1.6 million increase in National Advertising Fund (“NAF”) revenue, and a $1.7 million increase in placement revenue. Of the $6.2 million increase in royalty revenue, $5.9 million was attributable to a same store sales increase of 13.4% in franchisee-owned stores, $1.9 million was attributable to new stores opened since April 1, 2021 or stores that were not open for all of the prior year period due to COVID-related temporary closures, and $0.8 million was from higher royalties on annual fees. Partially offsetting the royalty revenue increases was a decrease of approximately $3.1 million as a result of the stores acquired in the acquisition of Sunshine

Fitness Growth Holdings, LLC in the first quarter of 2022 (the “Sunshine Acquisition”) moving from the franchise segment to the corporate-owned segment;
•Corporate-owned stores segment revenue increased $60.9 million or 150.0% to $101.5 million from $40.6 million in the prior year period. Of the increase, $49.5 million was attributable to the acquisition of 114 stores in the Sunshine Acquisition, $5.3 million was from the corporate-owned store same store sales increase of 15.7%, $4.0 million was from new stores opened since April 1, 2021 and stores that were not open for all of the prior year period due to COVID-related temporary closures, and the remainder due to higher annual fee revenue; and
•Equipment segment revenue increased $16.6 million or 69.8% to $40.4 million from $23.8 million in the prior year period, driven by higher equipment sales to new and existing franchisee-owned stores in the three months ended June 30, 2022 compared to the three months ended June 30, 2021. In the three months ended June 30, 2022, the Company had equipment sales to 26 new franchisee-owned stores compared to 19 in the prior year period.
For the second quarter of 2022, net income attributable to Planet Fitness, Inc. was $22.3 million, or $0.26 per diluted share, compared to $14.0 million, or $0.17 per diluted share, in the prior year period. Net income was $25.1 million in the second quarter of 2022 compared to $15.0 million in the prior year period. Adjusted net income increased $16.3 million to $34.5 million, or $0.38 per diluted share, from $18.2 million, or $0.21 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized federal income tax rate of 26.7% and 26.6% for the current and prior year period, respectively, and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”), increased $34.3 million to $89.9 million from $55.6 million in the prior year period.
Segment EBITDA represents our Total Segment EBITDA broken down by the Company’s reportable segments. Total Segment EBITDA is equal to EBITDA, which is defined as net income before interest, taxes, depreciation and amortization (see “Non-GAAP Financial Measures”).
•Franchise segment EBITDA increased $2.6 million to $54.3 million. The increase in franchise segment EBITDA for the second quarter of 2022 was primarily due to the revenue increases described above. Partially offsetting these EBITDA increases, NAF expense was $5.4 million higher in the three months ended June 30, 2022 than in the prior year period;
•Corporate-owned stores segment EBITDA increased $29.1 million to $39.5 million. Of the increase, $20.7 million was attributable to corporate-owned stores acquired in the Sunshine Acquisition and $9.8 million due to the same store sales increase of 15.7%, partially offset by higher corporate-owned store selling general and administrative expense primarily as a result of the Sunshine Acquisition; and
•Equipment segment EBITDA increased by $4.6 million to $10.2 million driven by higher equipment sales to new and existing franchisee-owned stores in the three months ended June 30, 2022 compared to the three months ended June 30, 2021, as described above.
Company Updates
This morning the Company announced that Dorvin Lively, President, has decided to retire and will transition through the next couple of months. Dorvin joined Planet Fitness in 2013 as the Company’s Chief Financial Officer and was instrumental in developing its finance organization, preparing the Company to go public and then leading the IPO in 2015, and, more broadly, expanding the brand both domestically and globally. The Company has begun a search for a new President.
“We are grateful for Dorvin’s leadership, friendship, passion for our member and franchisees, and significant contributions to the brand over the past nine years. Personally, I’d like to thank Dorvin for helping me lead Planet Fitness and I am forever grateful for his guidance and support,” said Chris Rondeau, Chief Executive Officer.

2022 Outlook
For the year ending December 31, 2022, the Company is reiterating the following expectations as compared to the Company’s 2021 results, which includes the impact from the Sunshine Acquisition and assumes there is no significant worsening of the COVID-19 pandemic that seriously impacts performance, including prolonged store closures or other mandated operational restrictions:
•New equipment placements of approximately 170 in franchisee-owned locations
•System-wide same store sales in the low double-digit percentage range
The following are 2022 growth expectations over the Company’s 2021 results:
•Revenue to increase in the mid-50 percent range
•Adjusted EBITDA to increase in the high-50 percent range
•Adjusted Net Income to increase in the low-90 percent range
•Adjusted earnings per share to increase in the mid-80 percent range, based on Adjusted diluted shares outstanding of approximately 90.7 million, inclusive of the issuance of equity as part of the Sunshine Acquisition and the second quarter share repurchase
The Company now expects 2022 net interest expense to be approximately $86 million as a result of its recent debt refinancing and upsizing.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as EBITDA, Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of EBITDA, Adjusted EBITDA, Total Segment EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.
Same store sales refers to year-over-year sales comparisons for the same store sales base of both corporate-owned and franchisee-owned stores, which is calculated for a given period by including only sales from stores that had sales in the comparable months of both years. We define the same store sales base to include those stores that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same store sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned stores.
The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted EBITDA and Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ending December 31, 2022. Accordingly, a reconciliation of the Company’s guidance for Adjusted EBITDA and Adjusted net income per share, diluted, to the most directly comparable GAAP measure cannot be made available without unreasonable effort. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ending December 31, 2022.
Investor Conference Call
The Company will hold a conference call at 8:00 AM (ET) on August 9, 2022 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of June 30, 2022, Planet Fitness had more than 16.5 million members and 2,324 stores in 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company’s mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674
Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650
Brittany Fraser, ICR
brittany.fraser@icrinc.com
917-658-8750
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2022 Outlook,” those attributed to the Company’s Chief Executive Officer in this press release, including with respect to the Company’s growth opportunities globally and long-term targets for U.S. store locations, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as "believe," “expect,” “goal,” plan,” “will,” “prospects,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include risks and uncertainties associated with the duration and impact of COVID-19, which has resulted and may continue to result in store closures and a decrease in our net membership base and may give rise to or heighten one or more of the other risks and uncertainties described herein, competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company's and franchisees' ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, our ability to successfully integrate and realize the anticipated benefits from the Sunshine Acquisition, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenue:
Franchise	$67,917	$59,758	$133,531	$111,938
Commission income	41	70	544	342
National advertising fund revenue	14,585	13,021	28,552	24,630
Corporate-owned stores	101,453	40,579	177,610	78,456
Equipment	40,446	23,823	70,881	33,762
Total revenue	224,442	137,251	411,118	249,128
Operating costs and expenses:
Cost of revenue	32,544	18,497	54,905	26,482
Store operations	56,362	28,430	103,897	54,337
Selling, general and administrative	28,202	21,789	59,028	44,279
National advertising fund expense	18,889	13,529	33,436	26,282
Depreciation and amortization	32,172	15,036	57,855	30,510
Other (gains) losses, net	1,181	(282)	(1,752)	(2,420)
Total operating costs and expenses	169,350	96,999	307,369	179,470
Income from operations	55,092	40,252	103,749	69,658
Other expense, net:
Interest income	474	195	683	412
Interest expense	(21,979)	(20,125)	(44,610)	(40,369)
Other income (expense)	148	(147)	4,238	18
Total other expense, net	(21,357)	(20,077)	(39,689)	(39,939)
Income before income taxes	33,735	20,175	64,060	29,719
Equity earnings (losses) of unconsolidated entities, net of tax	(94)	—	(332)	—
Provision for income taxes	8,570	5,159	20,281	8,513
Net income	25,071	15,016	43,447	21,206
Less net income attributable to non-controlling interests	2,729	1,006	4,641	1,615
Net income attributable to Planet Fitness, Inc.	$22,342	$14,010	$38,806	$19,591
Net income per share of Class A common stock:
Basic	$0.26	$0.17	$0.46	$0.24
Diluted	$0.26	$0.17	$0.46	$0.23
Weighted-average shares of Class A common stock outstanding:
Basic	84,810	83,223	84,490	83,154
Diluted	85,197	83,837	84,919	83,771

Planet Fitness, Inc. and subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except per share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$383,511	$545,909
Restricted cash	62,762	58,032
Accounts receivable, net of allowance for bad debts of $0 and $0 at June 30, 2022 and December 31, 2021, respectively	23,274	27,257
Inventory	3,040	1,155
Restricted assets – national advertising fund	12,804	—
Prepaid expenses	14,046	12,869
Other receivables	21,310	13,519
Income tax receivables	2,635	3,673
Total current assets	523,382	662,414
Property and equipment, net of accumulated depreciation of $189,742 and $152,296 at June 30, 2022 and December 31, 2021, respectively	334,661	173,687
Investments, net of allowance for expected credit losses of $15,617 and $17,462 as of June 30, 2022 and December 31, 2021, respectively	21,186	18,760
Right of use assets, net	357,615	190,330
Intangible assets, net	441,278	200,937
Goodwill	714,153	228,569
Deferred income taxes	487,694	539,264
Other assets, net	4,117	2,022
Total assets	$2,884,086	$2,015,983
Liabilities and stockholders' deficit
Current liabilities:
Current maturities of long-term debt	$20,750	$17,500
Accounts payable	22,312	27,892
Accrued expenses	55,993	51,714
Equipment deposits	22,861	6,036
Deferred revenue, current	63,446	28,351
Payable pursuant to tax benefit arrangements, current	35,894	20,302
Other current liabilities	42,300	24,815
Total current liabilities	263,556	176,610
Long-term debt, net of current maturities	1,985,730	1,665,273
Borrowings under Variable Funding Notes	—	75,000
Lease liabilities, net of current portion	351,462	197,682
Deferred revenue, net of current portion	33,032	33,428
Deferred tax liabilities	886	—
Payable pursuant to tax benefit arrangements, net of current portion	474,130	507,805
Other liabilities	4,298	3,030
Total noncurrent liabilities	2,849,538	2,482,218
Stockholders' equity (deficit):
Class A common stock, $0.0001 par value - 300,000 authorized, 84,230 and 83,804 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	8	8
Class B common stock, $0.0001 par value - 100,000 authorized, 6,146 and 3,056 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1	1
Accumulated other comprehensive income	(110)	12
Additional paid in capital	529,026	63,428
Accumulated deficit	(714,297)	(708,804)
Total stockholders' deficit attributable to Planet Fitness, Inc.	(185,372)	(645,355)
Non-controlling interests	(43,636)	2,510
Total stockholders' deficit	(229,008)	(642,845)
Total liabilities and stockholders' deficit	$2,884,086	$2,015,983

Planet Fitness, Inc. and subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the six months ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$43,447	$21,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,855	30,510
Amortization of deferred financing costs	2,755	3,155
Write-off of deferred financing costs	1,583	—
Dividends accrued on investment	(914)	—
Deferred tax expense	18,843	7,210
Equity loss of unconsolidated entities, net of tax	332	—
Gain on adjustment of allowance for credit losses on held-to-maturity investment	(1,845)	—
Gain on re-measurement of tax benefit arrangement	(3,871)	(348)
Loss on reacquired franchise rights	1,160	—
Equity-based compensation	5,601	4,049
Other	65	(71)
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	3,884	1,006
Inventory	(1,885)	(724)
Other assets and other current assets	(7,683)	6,059
Restricted assets - national advertising fund	(12,804)	(8,362)
Accounts payable and accrued expenses	(19,949)	(102)
Other liabilities and other current liabilities	2,225	(3,725)
Income taxes	64	413
Payable pursuant to tax benefit arrangements	(14,211)	—
Equipment deposits	16,838	6,688
Deferred revenue	17,783	7,319
Leases and deferred rent	990	(17)
Net cash provided by operating activities	110,263	74,266
Cash flows from investing activities:
Additions to property and equipment	(41,423)	(19,395)
Acquisition of franchises, net of cash acquired	(424,940)	—
Proceeds from sale of property and equipment	60	1
Investments	—	(35,000)
Net cash used in investing activities	(466,303)	(54,394)
Cash flows from financing activities:
Principal payments on capital lease obligations	(132)	(104)
Proceeds from issuance of long-term debt	900,000	—
Proceeds from issuance of Variable Funding Notes	75,000	—
Repayment of long-term debt	(714,438)	(8,750)
Payment of deferred financing and other debt-related costs	(16,193)	—
Proceeds from issuance of Class A common stock	676	578
Repurchase and retirement of Class A common stock	(44,299)	—
Distributions to Continuing LLC Members	(2,023)	(145)
Net cash provided by (used in) financing activities	198,591	(8,421)
Effects of exchange rate changes on cash and cash equivalents	(219)	120
Net (decrease) increase in cash, cash equivalents and restricted cash	(157,668)	11,571
Cash, cash equivalents and restricted cash, beginning of period	603,941	515,800
Cash, cash equivalents and restricted cash, end of period	$446,273	$527,371
Supplemental cash flow information:
Net cash paid for income taxes	$1,353	$889
Cash paid for interest	$40,057	$37,536
Non-cash investing activities:
Non-cash additions to property and equipment	$9,608	$3,500
Fair value of common stock issued as consideration for acquisition	$393,730	$—

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Total Segment EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
EBITDA, Segment EBITDA and Adjusted EBITDA
We refer to EBITDA and Adjusted EBITDA as we use these measures to evaluate our operating performance and we believe these measures provide useful information to investors in evaluating our performance. We have also disclosed Segment EBITDA as an important financial metric utilized by the Company to evaluate performance and allocate resources to segments in accordance with ASC 280, Segment Reporting. We define EBITDA as net income before interest, taxes, depreciation and amortization. Segment EBITDA sums to Total Segment EBITDA which is equal to the Non-GAAP financial metric EBITDA. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our segments as well as the business as a whole. Our board of directors also uses EBITDA as a key metric to assess the performance of management. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. These items include certain purchase accounting adjustments, stock offering-related costs, and certain other charges and gains. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
(in thousands)
Net income	$25,071	$15,016	$43,447	$21,206
Interest income	(474)	(195)	(683)	(412)
Interest expense(1)	21,979	20,125	44,610	40,369
Provision for income taxes	8,570	5,159	20,281	8,513
Depreciation and amortization	32,172	15,036	57,855	30,510
EBITDA	$87,318	$55,141	$165,510	$100,186
Purchase accounting adjustments-revenue(2)	71	128	129	197
Purchase accounting adjustments-rent(3)	109	97	219	214
Loss on reacquired franchise rights(4)	—	—	1,160	—
Gain on settlement of preexisting contract with acquiree(5)	—	—	(2,059)	—
Transaction fees and acquisition-related costs(6)	525	—	4,948	—
Loss (gain) on adjustment of allowance for credit losses on held-to-maturity investments(7)	265	—	(1,845)	—
Dividend income on held-to-maturity investments(8)	(463)	—	(914)	—
Pre-opening costs(9)	783	481	1,439	847
Legal matters(10)	898	(325)	951	(2,500)
Tax benefit arrangement remeasurement(11)	(83)	—	(3,871)	(348)
Other(12)	500	54	1,600	688
Adjusted EBITDA	$89,923	$55,576	$167,267	$99,284
(1)Includes a $1,583 loss on extinguishment of debt in the six months ended June 30, 2022.
(2)Represents the impact of revenue-related purchase accounting adjustments associated with the acquisition of Pla-Fit Holdings on November 8, 2012 by TSG (the “2012 Acquisition”). At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected upfront but recognizes for U.S. GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.
(3)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $45, $33, $90 and $82 in the three and six months ended June 30, 2022 and 2021, respectively, reflect the difference between the higher rent expense recorded in accordance with U.S. GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $64, $64, $129, and $132 in the three and six months ended June 30, 2022 and 2021, respectively, are due to the amortization of favorable and unfavorable leases. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(4)Represents the impact of a non-cash loss recorded in accordance with ASC 805 – Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under U.S. GAAP represents the difference between the fair value and the contractual terms of the reacquired franchise rights and is included in other (gains) losses, net on our consolidated statement of operations.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

(5)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(6)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(7)Represents a loss (gain) on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investments.
(8)Represents dividend income on held-to-maturity investments.
(9)Represents costs associated with new corporate-owned stores incurred prior to the store opening, including payroll-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(10)In the three and six months ended June 30, 2022, the amounts represent a reserve against an indemnification receivable related to a legal matter. In the three and six months ended June 30, 2021, the amounts represent an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(11)Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(12)Represents certain other charges and gains that we do not believe reflect our underlying business performance.

A reconciliation of Segment EBITDA to Total Segment EBITDA is set forth below.

	Three months ended June 30,
(in thousands)	2022	2021
Segment EBITDA
Franchise	$54,329	$51,756
Corporate-owned stores	39,477	10,372
Equipment	10,182	5,608
Corporate and other	(16,670)	(12,595)
Total Segment EBITDA(1)	$87,318	$55,141
(1) Total Segment EBITDA is equal to EBITDA.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income per Diluted Share
Our presentation of Adjusted net income assumes that all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-recurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below.

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$25,071	$15,016	$43,447	$21,206
Provision for income taxes, as reported	8,570	5,159	20,281	8,513
Purchase accounting adjustments-revenue(1)	71	128	129	197
Purchase accounting adjustments-rent(2)	109	97	219	214
Loss on reacquired franchise rights(3)	—	—	1,160	—
Gain on settlement of preexisting contract with acquiree(4)	—	—	(2,059)	—
Transaction fees and acquisition-related costs(5)	525	—	4,948	—
Loss on extinguishment of debt(6)	—	—	1,583	—
Loss (gain) on adjustment of allowance for credit losses on held-to-maturity investments(7)	265	—	(1,845)	—
Dividend income on held-to-maturity investments(8)	(463)	—	(914)	—
Pre-opening costs(9)	783	481	1,439	847
Legal matters(10)	898	(325)	951	(2,500)
Tax benefit arrangement remeasurement(11)	(83)	—	(3,871)	(348)
Other(12)	500	54	1,600	688
Purchase accounting amortization(13)	10,781	4,159	19,299	8,318
Adjusted income before income taxes	$47,027	$24,769	$86,367	$37,135
Adjusted income taxes(14)	12,556	6,589	23,060	9,878
Adjusted net income	$34,471	$18,180	$63,307	$27,257

Adjusted net income per share, diluted	$0.38	$0.21	$0.70	$0.31

Adjusted weighted-average shares outstanding(15)	91,343	87,200	90,503	87,188
(1)Represents the impact of revenue-related purchase accounting adjustments associated with the 2012 Acquisition. At the time of the 2012 Acquisition, the Company maintained a deferred revenue account, which consisted of deferred area development agreement fees, deferred franchise fees, and deferred enrollment fees that the Company billed and collected upfront but recognizes for U.S. GAAP purposes at a later date. In connection with the 2012 Acquisition, it was determined that the carrying amount of deferred revenue was greater than the fair value assessed in accordance with ASC 805—Business Combinations, which resulted in a write-down of the carrying value of the deferred revenue balance upon application of acquisition push-down accounting under ASC 805. These amounts represent the additional revenue that would have been recognized in these periods if the write-down to deferred revenue had not occurred in connection with the application of acquisition pushdown accounting.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

(2)Represents the impact of rent-related purchase accounting adjustments. In accordance with guidance in ASC 805 – Business Combinations, in connection with the 2012 Acquisition, the Company’s deferred rent liability was required to be written off as of the acquisition date and rent was recorded on a straight-line basis from the acquisition date through the end of the lease term. This resulted in higher overall recorded rent expense each period than would have otherwise been recorded had the deferred rent liability not been written off as a result of the acquisition push down accounting applied in accordance with ASC 805. Adjustments of $45, $33, $90 and $82 in the three and six months ended June 30, 2022 and 2021, respectively, reflect the difference between the higher rent expense recorded in accordance with U.S. GAAP since the acquisition and the rent expense that would have been recorded had the 2012 Acquisition not occurred. Adjustments of $64, $64, $129, and $132 in the three and six months ended June 30, 2022 and 2021, respectively, are due to the amortization of favorable and unfavorable leases. All of the rent related purchase accounting adjustments are adjustments to rent expense which is included in store operations on our consolidated statements of operations.
(3)Represents the impact of a non-cash loss recorded in accordance with ASC 805 – Business Combinations related to our acquisition of franchisee-owned stores. The loss recorded under U.S. GAAP represents the difference between the fair value and the contractual terms of the reacquired franchise rights and is included in other (gains) losses, net on our consolidated statement of operations.
(4)Represents a gain on settlement of deferred revenue from existing contracts with acquired franchisee-stores recorded in accordance with ASC 805 – Business Combinations, and is included in other (gains) losses, net on our consolidated statement of operations.
(5)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned stores.
(6)Represents a loss on extinguishment of debt in the six months ended June 30, 2022.
(7)Represents a loss (gain) on the adjustment of the allowance for credit losses on the Company’s held-to-maturity investments.
(8)Represents dividend income on held-to-maturity investments.
(9)Represents costs associated with new corporate-owned stores incurred prior to the store opening, including payroll-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(10)In the three and six months ended June 30, 2022, the amounts represent a reserve against an indemnification receivable related to a legal matter. In the three and six months ended June 30, 2021, the amounts represent an insurance recovery of previously recognized expenses related to the settlement of legal claims.
(11)Represents gains related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(12)Represents certain other charges and gains that we do not believe reflect our underlying business performance.
(13)Includes $3,096, $3,096, $6,192 and $6,192 of amortization of intangible assets, for the three and six months ended June 30, 2022 and 2021, recorded in connection with the 2012 Acquisition, and $7,685, $1,063, $13,107, and $2,216 of amortization of intangible assets for the three and six months ended June 30, 2022 and 2021, respectively, recorded in connection with historical acquisitions of franchisee-owned stores. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with U.S. GAAP, in each period.
(14)Represents corporate income taxes at an assumed blended tax rate of 26.7% for the three and six months ended June 30, 2022 and 26.6% for the three and six months ended June 30, 2021, applied to adjusted income before income taxes.
(15)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below for the three and six months ended June 30, 2022 and 2021:

	For the three months ended June 30, 2022			For the three months ended June 30, 2021
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$22,342	85,197	$0.26	$14,010	83,837	$0.17
Assumed exchange of shares(2)	2,729	6,146		1,006	3,363
Net income	25,071			15,016
Adjustments to arrive at adjusted income before income taxes(3)	21,956			9,753
Adjusted income before income taxes	47,027			24,769
Adjusted income tax expense(4)	12,556			6,589
Adjusted net income	$34,471	91,343	$0.38	$18,180	87,200	$0.21
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted, of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and Class B common shares for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)Represents corporate income taxes at an assumed blended tax rate of 26.7% and 26.6% for the three months ended June 30, 2022 and 2021, respectively, applied to adjusted income before income taxes.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

	For the six months ended June 30, 2022			For the six months ended June 30, 2021
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$38,806	84,919	$0.46	$19,591	83,771	$0.23
Assumed exchange of shares(2)	4,641	5,584		1,615	3,417
Net income	43,447			21,206
Adjustments to arrive at adjusted income before income taxes(3)	42,920			15,929
Adjusted income before income taxes	86,367			37,135
Adjusted income tax expense(4)	23,060			9,878
Adjusted net income	$63,307	90,503	$0.70	$27,257	87,188	$0.31

(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares, diluted of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and Class B common shares for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)Represents corporate income taxes at an assumed blended tax rate of 26.7% and 26.6% for the six months ended June 30, 2022 and 2021, respectively, applied to adjusted income before income taxes.